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                                                                    EXHIBIT 12.1
                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                    12 Weeks                                 Fiscal Year
                                              ---------------------   ---------------------------------------------------------
                                              March 22,   March 23,
                                                2003        2002        2002        2001        2000        1999        1998
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income from continuing operations before
   taxes and cumulative effect of accounting
   change                                     $   318.0   $   515.1   $ 1,320.2   $ 2,122.7   $ 1,942.9   $ 1,670.5   $ 1,394.6

Add interest expense                               90.4        80.1       368.6       366.1       363.6       261.1       230.7

Add interest on rental expense (a)                 51.2        47.8       221.9       207.1       184.0       153.0       127.1

Add (less) equity in losses (earnings) of
   unconsolidated affiliates, net                   1.1        (6.0)        0.2       (20.2)      (31.2)      (34.5)      (28.5)

(Less) add minority interest in subsidiary         (2.3)         --        (5.5)         --         1.1         5.9         5.1
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

   Earnings                                   $   458.4   $   637.0   $ 1,905.4   $ 2,675.7   $ 2,460.4   $ 2,056.0   $ 1,729.0
                                              =========   =========   =========   =========   =========   =========   =========


Interest expense                              $    90.4   $    80.1   $   368.6   $   366.1   $   363.6   $   261.1   $   230.7

Add capitalized interest                            4.6         6.4        26.5        21.1        13.5         6.7         8.3

Add interest on rental expense (a)                 51.2        47.8       221.9       207.1       184.0       153.0       127.1
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

   Fixed charges                              $   146.2   $   134.3   $   617.0   $   594.3   $   561.1   $   420.8   $   366.1
                                              =========   =========   =========   =========   =========   =========   =========

   Ratio of earnings to fixed charges              3.14        4.74        3.09        4.50        4.38        4.89        4.72
                                              =========   =========   =========   =========   =========   =========   =========

      (a) Based on a 10% discount factor on the estimated present value of future operating lease payments.